Exhibit 5.1

Newbelco SA/NV Rue Royale 97, 4th floor 1000 Brussels Belgium			BRUSSELS Bastion Tower Place du Champ de Mars/ Marsveldplein 5 B-1050 Brussels
	T	+	32 2 504 7000
	Direct T	+	32 2 504 7605
	F	+	32 2 504 7200
	Direct F	+	32 2 404 7605
	E		vincent.macq@freshfields.com
	W		freshfields.com
DOC ID
	OUR REF		VMA
YOUR REF
	CLIENT MATTER NO		115646 0081

[●] 2016

Dear Sirs,

Re:	Registration under the Securities Act of 1933 of up to [•] ordinary shares to be issued by Newbelco SA/NV

1.    We have acted as Belgian legal counsel to Newbelco SA/NV, a Belgian limited liability company (société anonyme/naamloze vennootschap) with registered office at Rue Royale 97, 4th floor, 1000 Brussels (Belgium) (Newbelco), in connection with, inter alia, the registration statement on Form F-4, filed on the date hereof by Newbelco (the Registration Statement) with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933, as amended (the Securities Act), for the registration of [●] ordinary shares without nominal value in the share capital of Newbelco (the Ordinary Shares) to be issued, as part of the Transaction, to (i) holders of the outstanding ordinary shares without nominal value of AB InBev and (ii) holders of AB InBev ordinary shares in the form of AB InBev ADSs, in each case based on the exchange ratio of one ordinary share of Newbelco to be issued for each and every AB InBev ordinary share pursuant to the Belgian Merger (the Exchange Ratio).

Capitalised terms used but not defined in this opinion have the meaning given to them in the Registration Statement.

We have been asked to render an opinion as to the matters of Belgian law set out below, in connection with the Registration Statement.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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Limitations

2.    This opinion is subject to the following limitations:

(a)	this opinion is confined to the laws of Belgium and, insofar as they are directly applicable in Belgium, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted by the courts of Belgium (Belgian law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than Belgium in which our firm has an office), even in cases where, under Belgian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Belgian law) would not affect or qualify the opinions as set out below;

(b)	in rendering this opinion, we have exclusively examined the documents listed in the Schedule hereto (the Documents) and we have conducted such investigations of Belgian law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact, we have relied on the Documents and any other document we have deemed relevant and on statements or certificates of public officials;

(c)	we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any document, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(d)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied), including Newbelco, under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(e)	we have not been responsible for verifying whether the Exchange Ratio reflects the commercial arrangements between the parties;

(f)	Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising in respect of the issuance of the Ordinary Shares, the agreements and documents relating thereto and this present opinion will be determined by the Belgian courts in accordance with Belgian law, and we express no opinion on the interpretation that the Belgian court may make of any such expressions or descriptions;

(g)	this opinion may only be relied upon on the express condition that any issues relating to its interpretation or any liability or obligation arising hereunder will be governed by Belgian law; and

(h)	this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

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Assumptions

3.    In considering the Documents and in rendering this opinion, we have assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents furnished to us, whether as originals or copies;

(b)	the conformity to original documents of all documents furnished to us as photocopies or facsimile copies or transmitted to us electronically;

(c)	that the statements of fact and information contained in the Documents are accurate and complete and have not since the time of such information was obtained, been altered;

(d)	that the Documents examined by us in draft form have been and, for those that have not yet been executed, will be executed in the form and sequence of the drafts examined by us;

(e)	that, on the date of this letter, Newbelco (i) has not been dissolved nor resolved to enter into liquidation and (ii) has not been declared bankrupt nor filed an application for bankruptcy or a proceeding of judicial reorganisation (“réorganisation judiciaire / gerechtelijke reorganisatie”); although such searches may not be conclusive, the publications in the annexes to the Belgian Official Gazette and our searches dated [•] 2016 with the Clerk’s office of the Commercial Court of Brussels did not reveal the occurrence of any of these events;

(f)	that the terms of the Transaction Documents (as defined in the Schedule hereto) are bona fide commercial terms and that such terms and the transactions contemplated thereunder are entered into for bona fide commercial purposes, without any fraudulent intent (including as to the interests of creditors), on arm’s length commercial terms and for full value, are within the corporate benefit of the parties;

(g)	that there are no dealings, agreements or arrangements, actions or events between, by or involving any of the parties to the Transaction Documents that modify or supersede any of the terms of such Transaction Documents;

(h)	that the Belgian Merger and the issue of the Ordinary Shares will be approved by all corporate action of each of the entities involved, including the AB InBev Resolutions at the AB InBev General Meeting and the Newbelco Resolutions at the Newbelco General Meeting; and

(i)	that the Deed of Merger will be passed before a Belgian notary and become fully effective in accordance with its terms.

Opinion

4.    Based upon and subject to the foregoing limitations and assumptions, and subject to the qualifications below and to any matters not disclosed to us, we are of the opinion that, upon the passing of the Deed of Merger before a Belgian notary, each Ordinary Share will be validly issued, fully paid up and non-assessable.

Qualifications

5.    Our opinion is subject to the following qualifications:

(a)	this opinion is subject to bankruptcy, judicial reorganisation, insolvency, attachment, liquidation and other laws of general application relating to or affecting the rights of creditors generally; and

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(b)	the term “non-assessable” has no legal meaning under Belgian law; we are using it in this opinion based on the terminology used in the context of legal opinions requested in respect of registration statements filed with the SEC; such term, as used in this opinion letter, should be construed to only mean that no holder of Ordinary Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by article 586 of the Belgian Companies Code.

Benefit of the opinion

6.    This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

7.    We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement and to the references to Freshfields Bruckhaus Deringer LLP under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Governing law

8.    This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Belgian law. This opinion is given in accordance with the rules and standards of the Brussels Bar.

Yours faithfully,

Freshfields Bruckhaus Deringer LLP

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SCHEDULE

In rendering this opinion, we have exclusively examined the documents listed below:

(a)	a copy of the Registration Statement, excluding any documents incorporated by reference in it and any exhibits to it;

(b)	a copy of the deed of incorporation of Newbelco dated 3 March 2016 (the Deed of Incorporation) and the French version of the articles of association of Newbelco dated 3 March 2016, which, according to the Publications, are Newbelco’s articles of association currently in force and effect (the Articles of Association);

(c)	a copy of the publications by Newbelco in the annexes to the Belgian Official State Gazette from 3 March 2016 until [●] 2016 (the Publications);

(d)	a non-bankruptcy certificate regarding Newbelco dated [●] 2016;

(e)	a copy of the executed common merger terms drawn up and executed by the boards of directors of Newbelco and AB InBev on [●] 2016 pursuant to article 693 of the Belgian Companies Code, relating to the Belgian Merger (the Merger Terms); and

(f)	a draft dated [●] 2016 of the notarial deed of merger acknowledging completion of the Belgian Merger and recording the issuance of, among others, the Ordinary Shares (the Deed of Merger).

The documents referred to above in items [(e) and (f))] are herein referred to as the Transaction Documents.

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